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                                   EXHIBIT 21
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(21)  Subsidiaries of Registrant
      A.  Registrant: Tejon Ranch Co.
      B.  Subsidiaries of Registrant
          a. Tejon Ranchcorp (100% of whose Common Stock is owned by Registrant);
          b. Laval Farms Corporation, formerly Tejon Agricultural Corporation (100% of whose Common Stock is owned by Tejon Ranchcorp);
          c. Laval Farming Company, formerly Tejon Farming Company (100% of whose Common Stock is owned by Tejon Ranchcorp);
          d. Tejon Marketing Company; (100% of whose Common Stock is owned by Tejon Ranchcorp);
          e. Tejon Ranch Feedlot, In. (100% of whose Common Stock is owned by Tejon Ranchcorp);
          f. White Wolf Corporation (100% of whose Common Stock is owned by Tejon Ranchcorp);
          g. Tejon Development Company; (100% of whose Common Stock is owned by Tejon Ranchcorp).
          h. Tejon Industrial Company; (100% of whose Common Stock is owned by Tejon Ranchcorp.

      C. Each of the aforesaid subsidiaries is included in Registrant's Consolidated Financial Statement set forth in answer to Item 14(a)(1) hereof.
      D. Each of the aforesaid subsidiaries was organized and incorporated under the laws of the State of California.
      E. Each of the aforesaid subsidiaries does business under its name, as shown. Tejon Ranchcorp also does business under the names Tejon Ranch, Fireside Oak Co. and Grapevine Center.

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